Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2013

2013 Third Quarter Highlights and Comparison with Second Quarter

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 23, 2013--First BanCorp. (NYSE: FBP):

  Net income of $15.9 million, or $0.08 per diluted share, compared to a net loss of $122.6 million, or $0.60 per diluted share, for the second quarter of 2013. The results for the second quarter included a $72.9 million loss on the bulk sale of non-performing residential assets and a $66.6 million loss related to the write-off of assets pledged as collateral to Lehman Brothers, Inc. (“Lehman”).
  Adjusted net income of $19.3 million, or $0.09 per diluted share, excluding $1.7 million in costs associated with the secondary offering of the Corporation’s common stock by certain of the existing stockholders and $1.7 million in costs associated with the conversion of the credit card processing platform, compared to an adjusted net income of $16.8 million, or $0.08 per diluted share, for the second quarter of 2013, excluding the effects of the bulk sale of non-performing residential assets and the Lehman collateral write-off.
  Pre-tax, pre-provision income of $50.9 million, compared to $35.9 million for the second quarter of 2013.
  Adjusted net interest income, excluding fair value adjustments of derivative instruments, increased by $4.5 million to $130.7 million, and the related adjusted net interest margin expanded to 4.19% from 4.02% in the second quarter of 2013.
  Non-interest income of $10.1 million, compared to a non-interest loss of $51.7 million for the second quarter of 2013. The non-interest income for the third quarter was adversely impacted by the equity in loss of unconsolidated entity of $5.9 million. The non-interest loss for the second quarter included the $66.6 million impact of the Lehman collateral write-off.
  Non-interest expenses of $99.2 million, compared to $111.3 million for the second quarter of 2013. Adjusted non-interest expenses of $95.8 million, excluding costs associated with the secondary offering and the conversion of the credit card processing platform, compared to adjusted non-interest expenses of $104.7 million for the second quarter of 2013, excluding $5.0 million of expenses specifically related to the bulk sale of non-performing residential assets and the $1.7 million retroactive effect of the national gross receipts tax that corresponded to the first quarter of 2013.
  Credit quality remained stable:
    Non-performing assets decreased for the 14th consecutive quarter, declining by $25.9 million, or 3%, from the second quarter of 2013 to $726.0 million.
    Non-performing loans, including non-performing loans held for sale, declined by $22.5 million, or 4%, from the second quarter of 2013 to $578.6 million.
    Inflows of non-performing loans held for investment declined by $20.3 million, or 21%, compared to inflows for the second quarter of 2013.
    Provision for loan and lease losses of $22.2 million compared to $87.5 million in the second quarter of 2013. The results for the second quarter included a provision of $67.9 million associated with the bulk sale of non-performing residential assets.
    Net charge-offs of $33.9 million, or an annualized 1.41% of average loans, compared to $128.9 million in the second quarter of 2013. Net charge-offs in the second quarter included $98.0 million related to the bulk sale of non-performing residential assets.
  Income tax expense of $3.7 million, compared to an income tax benefit of $1.0 million for the second quarter of 2013, mainly related to the increase in reserves for uncertain tax positions.

  Total capital, Tier 1 capital, and leverage ratios of 16.89%, 15.61%, and 11.65%, respectively, as of September 30, 2013. Common equity Tier 1 capital ratio of 12.55% and Tangible common equity ratio of 8.65% as of September 30, 2013.
  Non-brokered deposits increased by $78.6 million to $6.8 billion as of September 30, 2013 from $6.7 billion as of June 30, 2013.
  Total loan originations (excluding credit cards utilization activity) of $836.7 million for the third quarter of 2013.

First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $15.9 million for the third quarter of 2013, or $0.08 per diluted share, compared to a net loss of $122.6 million, or $0.60 per diluted share, for the second quarter of 2013 and net income of $19.1 million, or $0.09 per diluted share, for the third quarter of 2012.

This press release includes certain non-GAAP financial measures, including adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, non-interest income adjusted to exclude the Lehman collateral write-off and equity in (loss) earnings of unconsolidated entity, and certain other financial measures adjusted to exclude the effects of the secondary offering costs, the credit card processing platform conversion costs, and the bulk sale of non-performing residential assets, and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented, “The results for the third quarter continue to show improvements associated with the execution of our business strategies. Net income for the quarter amounted to $15.9 million, including $3.4 million in non-recurring expenses related to the secondary stock offering and the conversion of the credit card processing platform, both completed during the quarter. Excluding these items, net income amounted to $19.3 million. Furthermore, the results were impacted by a $5.9 million loss in the equity of the unconsolidated entity to which we sold loans in 2011 and a $3 million increase in the tax reserve for uncertain tax positions. The quarter showed improvement in pre-tax pre-provision income, which increased to $50 million, expansion of the net interest margin to 4.19% and growth of $78.6 million in non-brokered deposits and $63 million in loans held in portfolio. Loan originations were approximately $836 million for the quarter.

Mr. Alemán continued, “Despite the negative market headwinds, we have stayed the course in the execution of our strategies. We are pleased with the steps taken by the Puerto Rico government with regard to the fiscal situation and their efforts to address investor concerns and remain unwavering in our commitment to the Puerto Rico market. We will continue to focus on enhancing franchise value through the organic reduction of nonperforming loans and earnings generation.”

RECENT EVENTS

Secondary Offering

On August 16, 2013, a secondary offering of the Corporation’s common stock was completed by certain of the Corporation’s existing stockholders. The United States Department of the Treasury (“Treasury”) sold 12 million shares of common stock, funds affiliated with Thomas H. Lee Partners (“THL”) sold 8 million shares of common stock, and funds managed by Oaktree Capital Management, L.P. (“Oaktree”) sold 8 million shares of common stock. On September 11, 2013, the underwriters exercised their option to purchase an additional 2.9 million shares of common stock from the selling stockholders. The Corporation did not receive any proceeds from the offering. Non-interest expenses for the third quarter of 2013 included approximately $1.7 million in costs associated with the secondary offering, including $1.1 million paid by the Corporation for underwriting discounts and commissions. As of September 30, 2013, each of THL and Oaktree owns 20.22% of the Corporation’s outstanding common stock and the U.S. Treasury owns 9.51% of such stock.

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

One metric that management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives measured at fair value and equity in earnings or loss of unconsolidated entity, which is a non-GAAP financial measure. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while these may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about these non-GAAP financial measure, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table shows adjusted pre-tax, pre-provision income of $50.9 million in the third quarter of 2013, up $15.0 million from the prior quarter:

(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012

Income (loss) before income taxes	$19,616	$(123,562)	$(71,011)	$16,028	$19,834
Add: Provision for loan and lease losses	22,195	87,464	111,123	30,466	28,952
Add: Net loss on investments and impairments	-	42	117	69	547
Less: Unrealized gain on derivative instruments and liabilities measured at fair value	(232)	(708)	(400)	(432)	(170)
Add: Bulk sales related expenses and other professional fees related to the terminated preferred stock exchange offer	-	3,198	5,096	-	-
Add: Loss on certain OREO properties sold as part of the bulk sale of non-performing residential mortgage assets	-	1,879	-	-	-
Add: Secondary offering costs	1,669	-	-	-	-
Add: Credit card processing platform conversion costs	1,715	-	-	-	-
Add: National gross receipt tax (1)	-	1,656	-	-	-
Add: Write-off collateral pledged to Lehman	-	66,574	-	-	-
Add/Less: Equity in loss (earnings) of unconsolidated entity	5,908	(648)	5,538	8,330	2,199
Adjusted pre-tax, pre-provision income (2)	$50,871	$35,895	$50,463	$54,461	$51,362

Change from most recent prior quarter-amount	$14,976	$(14,568)	$(3,998)	$3,099	$13,449
Change from most recent prior quarter-percentage	41.7%	-28.9%	-7.3%	6.0%	35.5%

(1) Represents the impact of the national gross receipts tax corresponding to the first quarter of 2013, recorded during the second quarter after enactment.
(2) See "Basis of Presentation" for definition.

The increase in adjusted pre-tax, pre-provision income from the 2013 second quarter primarily reflected:

  An $8.9 million decrease in adjusted non-interest expenses mainly due to lower losses on other real estate owned (“OREO”) operations. This reduction reflects a $4.9 million decrease in write-downs on OREO properties, as the prior quarter was impacted by a $5.3 million charge against the value of certain commercial OREO properties in the Virgin Islands, and a $1.7 million decrease in operating costs of the Corporation’s OREO properties. See Non-Interest Expenses section below for additional information.

Adjusted non-interest expenses exclude costs associated with the secondary offering and the conversion of the credit card processing platform completed in the third quarter as well as expenses related to the bulk sale of non-performing residential assets completed in the second quarter, and the impact of the national gross receipts tax that corresponded to the first quarter of 2013 but was recorded in the second quarter after enactment of the 2013 Tax Burden Adjustment and Redistribution Act (“Act 40”). See Basis of Presentation section below for reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

  A $4.5 million increase in net interest income, excluding fair value adjustments, mainly due to further reductions in the cost of funding as well as the decrease in mortgage-backed securities (“MBS”) prepayment activity levels that resulted in a higher yield on U.S. agency MBS held by the Corporation. See Net Interest Income discussion below for additional information.
  A $1.7 million increase in adjusted non-interest income reflecting the adverse impact in the previous quarter of a $3.4 million loss related to the restructuring of a commercial mortgage loan held for sale in which the Corporation entered into an agreement to receive foreclosed real estate in partial satisfaction of a debt arrangement and modified the terms of the remaining balance. This was partially offset by a $1.3 million decrease in revenues from the mortgage banking business.

Adjusted non-interest income excludes the Lehman collateral write-off recorded in the second quarter and equity in earnings (loss) of unconsolidated entity. See Basis of Presentation section below for reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Net Interest Income
Interest Income - GAAP	$162,203	$160,670	$160,225	$165,054	$166,964
Unrealized (gain) loss on derivative instruments	(232)	(708)	(400)	(432)	(170)
Interest income excluding valuations	161,971	159,962	159,825	164,622	166,794
Tax-equivalent adjustment	4,420	3,038	1,595	1,451	1,463
Interest income on a tax-equivalent basis excluding valuations	166,391	163,000	161,420	166,073	168,257

Interest Expense - GAAP	31,298	33,782	35,732	39,423	41,461

Net interest income - GAAP	$130,905	$126,888	$124,493	$125,631	$125,503

Net interest income excluding valuations	$130,673	$126,180	$124,093	$125,199	$125,333

Net interest income on a tax-equivalent basis excluding valuations	$135,093	$129,218	$125,688	$126,650	$126,796

Average Balances
Loans and leases	$9,639,612	$9,820,781	$10,077,907	$10,199,808	$10,297,835
Total securities and other short-term investments	2,719,973	2,768,659	2,675,755	2,576,421	2,238,701
Average Interest-Earning Assets	$12,359,585	$12,589,440	$12,753,662	$12,776,229	$12,536,536

Average Interest-Bearing Liabilities	$10,409,792	$10,583,702	$10,652,144	$10,700,868	$10,518,169

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.21%	5.12%	5.10%	5.14%	5.30%
Average rate on interest-bearing liabilities - GAAP	1.19%	1.28%	1.36%	1.47%	1.57%
Net interest spread - GAAP	4.02%	3.84%	3.74%	3.67%	3.73%
Net interest margin - GAAP	4.20%	4.04%	3.96%	3.91%	3.98%

Average yield on interest-earning assets excluding valuations	5.20%	5.10%	5.08%	5.13%	5.29%
Average rate on interest-bearing liabilities excluding valuations	1.19%	1.28%	1.36%	1.47%	1.57%
Net interest spread excluding valuations	4.01%	3.82%	3.72%	3.66%	3.72%
Net interest margin excluding valuations	4.19%	4.02%	3.95%	3.90%	3.98%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.34%	5.19%	5.13%	5.17%	5.34%
Average rate on interest-bearing liabilities excluding valuations	1.19%	1.28%	1.36%	1.47%	1.57%
Net interest spread on a tax-equivalent basis and excluding valuations	4.15%	3.91%	3.77%	3.70%	3.77%
Net interest margin on a tax-equivalent basis and excluding valuations	4.34%	4.12%	4.00%	3.94%	4.02%

Net interest income, excluding valuations, amounted to $130.7 million, an increase of $4.5 million when compared to the second quarter of 2013. Net interest margin expanded to 4.19% for the third quarter of 2013 from 4.02% for the second quarter of 2013. The increase in net interest income and margin was mainly due to:

  A decrease of $2.5 million, or 9 basis points, in total interest expense, of which approximately $2.4 million was due to a reduction in the average cost of total deposits with the remaining decrease primarily related to the maturities of Federal Home Loan Bank advances. The average cost and balance of brokered certificates of deposit (“CDs”) decreased 23 basis points during the third quarter of 2013 as the Corporation repaid approximately $743.8 million of matured brokered CDs with an all-in cost of 1.86% and new issuances amounted to $641.8 million with an all-in cost of 0.82%. The Corporation expects its cost of funding to remain stable for the remainder of 2013.
  A $2.2 million increase in interest income on investment securities mainly due to the decrease in MBS prepayment activity levels that resulted in a higher yield on U.S. agency MBS bought at a premium.
  The net interest margin also improved due to the $71.3 million reduction in the average balance of low-yielding cash balances, mainly balances maintained at the Federal Reserve, as the Corporation deployed some of its liquidity into higher yielding U.S. agency MBS investments and used cash balances to repay maturing brokered CDs. Also contributing to the expanded margin was the decrease in the average balance of non-performing loans due to, among other things, the full effect of the sale of non-performing residential mortgage loans completed in the second quarter.

These increases were partially offset by:

  A $0.2 million decrease in interest income on loans.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the third quarter of 2013 was $22.2 million, compared to $87.5 million for the second quarter of 2013, which includes $67.9 million related to the bulk sale of non-performing residential assets. Excluding the impact of the bulk sale of non-performing residential assets, the provision for loan and lease losses of $22.2 million for the third quarter was $2.6 million higher than the provision recorded for the second quarter of 2013. The increase was mainly related to the construction and consumer loan portfolios. The provision for construction loans in the third quarter amounted to $1.3 million compared to a reserve release of $6.7 million for the second quarter that was driven by updated appraisals for certain collateral dependent loans. The provision for consumer loans increased by $3.1 million, compared to the provision for the second quarter, mainly related to the increase in the general reserve for auto and credit card loans. These increases were partially offset by lower provisions for commercial loans reflecting a lower migration of loans into adversely classified categories and lower underlying losses on these portfolios. See Credit Quality discussion below for additional information regarding the allowance for loan and lease losses.

NON-INTEREST INCOME (LOSS)

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2013	2013	2013	2012	2012

Service charges on deposit accounts	$3,157	$3,098	$3,380	$3,228	$3,267
Mortgage banking activities	3,521	4,823	4,580	6,700	4,728
Net loss on investments and impairments	-	(42)	(117)	(69)	(547)
Broker-dealer income	-	-	-	-	20
Impairment - collateral pledged to Lehman	-	(66,574)	-	-	-
Other operating income	9,290	6,384	11,324	10,239	9,857
Equity in (loss) earnings of unconsolidated entity	(5,908)	648	(5,538)	(8,330)	(2,199)

Non-interest income (loss)	$10,060	$(51,663)	$13,629	$11,768	$15,126

Non-interest income for the third quarter of 2013 amounted to $10.1 million, compared to non-interest loss of $51.7 million for the second quarter of 2013. The results for the second quarter included the $66.6 million write-off of the collateral pledged to Lehman. Non-interest income, excluding the Lehman collateral write-off, decreased $4.9 million from the 2013 second quarter primarily due to:

  A $6.6 million negative variance in the equity in earnings (loss) of unconsolidated entity. The Corporation recorded a loss of $5.9 million on its investment in unconsolidated entity for the third quarter compared to earnings of $0.6 million for the second quarter of 2013. This adjustment is related to the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”), the entity that purchased $269.2 million of loans from FirstBank in 2011. The Bank holds a 35% subordinated ownership interest in CPG/GS. This investment is accounted for under the equity method and following the hypothetical liquidation book value method to determine the Bank’s share of CPG/GS earnings or losses.
  A $1.3 million decrease in revenues from the mortgage banking business mainly related to: (i) a decrease of $1.2 million in the net realized gain on loan sales and securitization activities, and (ii) a $0.2 million decrease in servicing fees due to the expiration of the interim servicing on loans included in the bulk sales of assets completed in the first half of 2013.
  A $0.2 million decrease in revenues from the insurance agency activities, included as part of “Other operating income” in the table above.

These decreases were partially offset by:

  The impact in the previous quarter of a $3.4 million loss related to the restructuring of a commercial mortgage loan held for sale in which the Corporation received foreclosed real estate in partial satisfaction of a debt arrangement and modified the terms of the remaining balance. This loss was included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2013	2013	2013	2012	2012

Employees' compensation and benefits	$32,823	$33,116	$33,554	$31,840	$31,058
Occupancy and equipment	15,134	14,946	15,070	14,972	15,208
Deposit insurance premium	10,479	11,430	11,517	11,897	11,657
Other insurance and supervisory fees	1,034	1,269	1,289	1,366	1,366
Taxes, other than income taxes	4,693	6,239	2,989	3,013	3,499
Professional fees:
Collections, appraisals and other credit related fees	2,780	2,520	1,924	1,127	2,250
Outsourcing technology services	4,338	4,258	1,346	1,557	1,311
Bulk sales professional fees	-	3,060	3,878	-	-
Terminated preferred stock exchange offer professional fees	-	115	1,081	-	-
Secondary offering professional fees	390	-	-	-	-
Other professional fees	4,332	3,782	2,903	4,275	3,908
Business promotion	3,478	3,831	3,357	4,067	4,004
Net loss on OREO operations	7,052	14,829	7,310	6,201	8,686
Secondary offering other costs	1,279	-	-	-	-
Other	11,342	11,928	11,792	10,590	8,896
Total	$99,154	$111,323	$98,010	$90,905	$91,843

Non-interest expenses in the third quarter of 2013 amounted to $99.2 million, a decrease of $12.2 million from $111.3 million for the second quarter of 2013. Non-interest expenses for the third quarter included approximately $1.7 million in costs associated with the secondary offering and $1.7 million in costs associated with the conversion of the credit card processing platform. Results for the second quarter included $5.0 million of expenses specifically related to the bulk sale of non-performing residential assets ($3.1 million of professional fees and $1.9 million as part of OREO losses) as well as $1.7 million of the national gross receipts tax that corresponded to the first quarter of 2013 but was recorded in the second quarter after enactment of Act 40 which amended the Puerto Rico Internal Revenue Code of 2011 (the “2011 PR Code”).

Adjusted non-interest expenses, which exclude the aforementioned items, amounted to $95.8 million for the third quarter of 2013, down $8.9 million compared to the second quarter. The main drivers of the decrease were:

  A lower net loss on OREO operations, mainly reflecting a $4.9 million decrease in write-downs on OREO properties. The previous quarter was adversely impacted by $5.3 million in write-downs to the value of certain commercial OREO properties in the Virgin Islands region. Also contributing to the lower net loss on OREO operations was a $1.7 million decrease in operating expenses for, among other things, repairs and maintenance costs as well as legal-related fees.
  A $0.3 million reduction in employees’ compensation and benefit expenses as the previous quarter included certain non-periodic employee compensation-related expenses such as employees’ lump-sum and severance payments.
  A $1.2 million decrease in the Federal Deposit Insurance Corporation (“FDIC”) insurance premium and other local regulatory fees included as part of “Other insurance and supervisory fees” in the table above.
  A $0.3 million increase to legal reserves in the previous quarter, included as part of “Other” in the table above.

INCOME TAXES

The income tax expense for the third quarter of 2013 amounted to $3.7 million compared to an income tax benefit of $1.0 million for the second quarter of 2013, primarily reflecting an increase in reserves for uncertain tax positions and the impact in the previous quarter of amendments to the 2011 PR Code enacted on June 30, 2013. The increase in the reserve for uncertain tax positions was mainly related to changes in management judgment given the lengthy administrative appeals process and expectations as to resolution resulting in an increase of $3.0 million to current Unrecognized Tax Positions.

Some of the amendments of Act 40 were retroactive to January 1, 2013, including the new national gross receipt tax. In the case of financial institutions, the national gross receipts tax was imposed as an additional tax at a flat rate of 1%. This charge was recorded as part of non-interest expenses in the Corporation’s Statement of Income. However, financial institutions may claim a credit equal to 50% of the national gross receipts tax against their regular tax liabilities or AMT liabilities. During the second quarter of 2013, after enactment of Act 40, the Corporation recorded $1.6 million as a credit against its provision for income taxes, of which $0.8 million corresponded to the first quarter of 2013.

In addition, Act 40 effectively increased the maximum statutory tax rate of corporations from 30% to 39%. This provision was also retroactive to January 1, 2013, and resulted in a net benefit of approximately $0.5 million recorded in the second quarter mainly due to the increase in the deferred tax asset of profitable subsidiaries. As of September 30, 2013, the deferred tax asset, net of a valuation allowance of $519.8 million, amounted to $7.4 million.

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Non-performing loans held for investment:
Residential mortgage	$142,002	$133,937	$311,495	$313,626	$320,913
Commercial mortgage	127,374	136,737	136,708	214,780	231,163
Commercial and Industrial	127,584	131,906	141,045	230,090	230,459
Construction	64,241	68,204	59,810	178,190	189,458
Consumer and Finance leases	37,184	35,416	33,652	38,875	36,051
Total non-performing loans held for investment	498,385	506,200	682,710	975,561	1,008,044

REO	133,284	139,257	181,479	185,764	177,001
Other repossessed property	14,125	11,503	9,913	10,107	9,775
Other assets (1)	-	-	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$645,794	$656,960	$938,645	$1,235,975	$1,259,363

Non-performing loans held for sale	80,234	94,951	147,995	2,243	-
Total non-performing assets, including loans held for sale (2)	$726,028	$751,911	$1,086,640	$1,238,218	$1,259,363

Past-due loans 90 days and still accruing	$127,735	$113,061	$125,384	$142,012	$141,028
Non-performing loans held for investment to total loans held for investment	5.24%	5.36%	7.14%	9.70%	9.89%
Non-performing loans to total loans	6.01%	6.21%	8.45%	9.64%	9.83%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	5.08%	5.17%	7.30%	9.44%	9.58%
Non-performing assets to total assets	5.68%	5.87%	8.35%	9.45%	9.58%

(1) Collateral pledged to Lehman Brothers, Inc.

(2)Amount excludes purchased credit impaired loans with a carrying value as of September 30, 2013, of approximately $6.0 million acquired as part of the credit card portfolio acquired from FIA Card Services ("FIA").

Credit quality metrics remained relatively stable:

  Total non-performing assets decreased by $25.9 million, or 3%, from the second quarter of 2013 to $726.0 million. Total non-performing loans, including non-performing loans held for sale, decreased by $22.5 million, or 4%, from the second quarter of 2013. The decrease was primarily due to charge-offs of $7.8 million against two non-performing commercial loan relationships, the completion of the transfer to OREO of one of the properties amounting to $6.7 million in connection with the aforementioned commercial mortgage loan held for sale relationship restructured in the second quarter on which the Corporation received foreclosed real estate in partial satisfaction of a debt arrangement, $6.4 million related to construction loan held for sale participations paid off during the third quarter, and a $6.8 million commercial mortgage troubled debt restructured loan restored to accrual status.

  Inflows of non-performing loans decreased by $20.3 million, or 21%, compared to inflows in the second quarter. This reduction was primarily reflected in the residential mortgage loans portfolio. The largest individual relationship that entered into non-performing status during the third quarter amounted to $2.3 million.
  Adversely classified commercial and construction loans held for investment decreased by $32.1 million to $632.5 million, or 5%, from the second quarter of 2013. Non-performing commercial and construction loans held for sale decreased by $14.7 million.
  The OREO balance decreased by $6.0 million, driven by sales and fair value adjustments.
  Total troubled debt restructured loans (“TDRs”) held for investment were $636.9 million at September 30, 2013, up $23.8 million, or 4%, from June 30, 2013. Approximately $427.1 million of total TDRs held for investment were in accrual status as of September 30, 2013.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	September 30,	June 30,		March 31,		December 31,	September 30,
	2013	2013		2013		2012	2012

Allowance for loan and lease losses, beginning of period	$301,047	$342,531		$435,414		$445,531	$457,153
Provision for loan and lease losses	22,195	87,464	(1)	111,123	(5)	30,466	28,952
Net charge-offs of loans:
Residential mortgage	(8,457)	(103,418)	(2)	(11,580)	(6)	(9,555)	(7,358)
Commercial mortgage	(5,918)	(3,253)		(56,036)	(7)	(6,101)	(5,002)
Commercial and Industrial	(5,718)	(5,520)		(84,829)	(8)	(12,601)	(12,261)
Construction	71	(2,368)	(3)	(38,515)	(9)	(1,837)	(8,326)
Consumer and finance leases	(13,841)	(14,389)		(13,046)		(10,489)	(7,627)
Net charge-offs	(33,863)	(128,948)	(4)	(204,006)	(10)	(40,583)	(40,574)
Allowance for loan and lease losses, end of period	$289,379	$301,047		$342,531		$435,414	$445,531

Allowance for loan and lease losses to period end total loans held for investment	3.04%	3.19%		3.58%		4.23%	4.37%
Net charge-offs (annualized) to average loans outstanding during the period	1.41%	5.25%		8.10%		1.59%	1.58%
Net charge-offs (annualized), excluding charge-offs related to loans sold and loans transferred to held for sale, to average loans outstanding during the period	1.41%	1.29%		2.87%		1.59%	1.58%
Provision for loan and lease losses to net charge-offs during the period	0.66x	0.68x		0.54x		0.75x	0.71x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of loans sold and loans transferred to held for sale	0.66x	0.63x		0.68x		0.75x	0.71x

(1) Includes provision of $67.9 million associated with the bulk sale of non-performing residential assets.
(2) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets.
(3) Includes net charge-offs totaling $31 thousand associated with the bulk sale of non-performing residential assets.
(4) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets.
(5) Includes provision of $64.1 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(6) Includes net charge-offs totaling $1.0 million associated with the bulk sale of adversely classified commercial assets.
(7) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(8) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(9) Includes net charge-offs of $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(10) Includes net charge-offs of $134.5 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.

  The ratio of the allowance for loan and lease losses to loans held for investment was 3.04% as of September 30, 2013, compared to 3.19% as of June 30, 2013, primarily due to charge-offs of impaired commercial loans with previously established adequate reserves and lower underlying losses on commercial mortgage loans. The ratio of the allowance to non-performing loans held for investment of 58.06% as of September 30, 2013 decreased from 59.47% as of June 30, 2013.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2013 and June 30, 2013 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial (including Commercial Mortgage, C&I, and Construction loans)	Consumer and Finance Leases	Total

As of September 30, 2013
Impaired loans:
Principal balance of loans, net of charge-offs	$397,025	$479,421	$28,063	$904,509
Allowance for loan and lease losses	17,982	84,539	3,655	106,176
Allowance for loan and lease losses to principal balance	4.53%	17.63%	13.02%	11.74%

PCI loans:
Carrying value of PCI loans	-	-	5,963	5,963
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,122,432	4,450,330	2,025,400	8,598,162
Allowance for loan and lease losses	13,805	116,649	52,749	183,203
Allowance for loan and lease losses to principal balance	0.65%	2.62%	2.60%	2.13%

Total loans held for investment:
Principal balance of loans	$2,519,457	$4,929,751	$2,059,426	$9,508,634
Allowance for loan and lease losses	31,787	201,188	56,404	289,379
Allowance for loan and lease losses to principal balance	1.26%	4.08%	2.74%	3.04%

As of June 30, 2013

Impaired loans:
Principal balance of loans, net of charge-offs	$384,062	$496,398	$27,785	$908,245
Allowance for loan and lease losses	20,406	91,606	2,941	114,953
Allowance for loan and lease losses to principal balance	5.31%	18.45%	10.58%	12.66%

PCI loans:
Carrying value of PCI loans	-	-	8,285	8,285
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,127,144	4,390,814	2,011,298	8,529,256
Allowance for loan and lease losses	15,175	118,812	52,107	186,094
Allowance for loan and lease losses to principal balance	0.71%	2.71%	2.59%	2.18%

Total loans held for investment:
Principal balance of loans	$2,511,206	$4,887,212	$2,047,368	$9,445,786
Allowance for loan and lease losses	35,581	210,418	55,048	301,047
Allowance for loan and lease losses to principal balance	1.42%	4.31%	2.69%	3.19%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,	June 30,		March 31,		December 31,	September 30,
	2013	2013		2013		2012	2012

Residential mortgage	1.31%	14.78%	(1)	1.65%	(4)	1.36%	1.05%

Commercial mortgage	1.23%	0.79%		12.06%	(5)	1.70%	1.36%

Commercial and Industrial	0.81%	0.72%		11.16%	(6)	1.40%	1.33%

Construction	-0.11%	3.43%	(2)	44.66%	(7)	2.06%	9.11%

Consumer and finance leases	2.71%	2.83%		2.59%		2.10%	1.55%

Total loans	1.41%	5.25%	(3)	8.10%	(8)	1.59%	1.58%

(1) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 0.84%.

(2) Includes net charge-offs totaling $31 thousand associated with the bulk sale of non-performing residential assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 3.39%.

(3) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 1.29%.

(4) Includes net charge-offs totaling $1.0 million associated with the bulk sale of adversely classified commercial assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 1.50%.

(5) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.34%.

(6) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 5.47%.

(7) Includes net charge-offs of $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of construction loans net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 7.74%.

(8) Includes net charge-offs of $134.5 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 2.87%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

  Net charge-offs for the third quarter of 2013 were $33.9 million, or an annualized 1.41% of average loans, compared to $128.9 million, or an annualized 5.25%, in the second quarter of 2013. The bulk sale of non-performing residential assets added $98.0 million in charge-offs in the second quarter of 2013. Excluding the impact of the bulk sale of non-performing residential assets, the net charge-offs for the third quarter of 2013 were $2.9 million higher than in the second quarter. The increase was primarily related to residential mortgage loans in Puerto Rico resulting from the valuations for impairment purposes of loans considered homogeneous given high delinquency and loan-to-value levels, and a charge-off of $4.0 million for a commercial mortgage relationship in Florida. These increases were partially offset by a decline in net charge-offs of consumer loans and increased recoveries.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.8 billion as of September 30, 2013, down $15.8 million from June 30, 2013.

The decrease was mainly due to:

  A $123.0 million decrease in loans held for sale driven by sales and securitizations of residential mortgage conforming loans commensurate with a lower volume of residential mortgage loan originations.
  A $10.6 million decrease in cash and cash equivalents, mainly balances maintained at the Federal Reserve.
  A $6.0 million decrease in OREO balances.
  A $5.9 million decrease in the Investment in unconsolidated entity.

These decreases were partially offset by:

  A $62.8 million increase in loans held for investment mainly reflecting increases in commercial and industrial loans, including a $78.6 million increase in the principal balance of loans outstanding from government entities and a $46.4 million increase in commercial and industrial loans in Florida. This was partially offset by decreases in construction and commercial mortgage loans.

Total loan originations, including refinancings and draws from existing revolving and non-revolving commitments, amounted to approximately $836.6 million, compared to $924.7 million in the second quarter of 2013. The decrease was mainly related to the decline in residential mortgage loan originations attributed, in part, to the increase in market interest rates, partially offset by disbursements on facilities granted to government entities in both Puerto Rico and the Virgin Islands, and commercial loan originations in the Florida region.

  A $56.5 million increase in available-for-sale securities mainly due to purchases of 15-Year U.S. agency MBS totaling $148.5 million with an average yield of 2.67%, partially offset by a decrease in the fair value of Puerto Rico Government obligations and regular MBS repayments.

Total liabilities were approximately $11.6 billion as of September 30, 2013, down $14.0 million from June 30, 2013.

The decrease was mainly due to:

  A $102.1 million decrease in brokered CDs.
  A $5.0 million decrease in FHLB advances.

These decreases were partially offset by:

  A $78.6 million increase in non-brokered deposits mainly due to increases in government and savings deposits.
  A $14.5 million increase in accounts payable and other liabilities mainly due to increases in accrued expenses related to payroll and benefits, the national gross receipts tax, credit card processing conversion costs and the increase in reserves for uncertain tax positions.

Total stockholders’ equity amounted to $1.2 billion as of September 30, 2013, a decrease of $1.7 million from June 30, 2013, driven by:

  A decrease of $18.3 million in other comprehensive income mainly attributable to declines in value of Puerto Rico government obligations held by the Corporation as part of its available for sale investment securities portfolio. See Exposure to Puerto Rico Government section below for additional information.
  The net income of $15.9 million reported in the third quarter.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of September 30, 2013 were 16.89%, 15.61%, and 11.65%, respectively, compared to total capital, Tier 1 capital and leverage ratios of 16.61%, 15.32%, and 11.26%, respectively, as of the end of the second quarter of 2013. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of September 30, 2013 of our banking subsidiary, FirstBank Puerto Rico, were 16.48%, 15.20%, and 11.35%, respectively, compared to total capital, Tier 1 capital, and leverage ratios of 16.16%, 14.87%, and 10.94%, respectively, as of the end of the prior quarter. All of the regulatory capital ratios for the Bank are well above the minimum required under the consent order entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico. Given such consent order, however, the Bank cannot be considered to be a well-capitalized institution.

Based on our current interpretation of the international regulatory capital requirements adopted by the Basel Committee on Banking Supervision (known as “Basel 3”), we anticipate that we will exceed the fully phased-in minimum capital ratios these rules establish.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 8.65% as of September 30, 2013, from 8.64% as of June 30, 2013, and the Tier 1 common equity to risk-weighted assets ratio increased to 12.55% as of September 30, 2013, from 12.28% as of June 30, 2013.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Tangible Equity:
Total equity - GAAP	$1,220,593	$1,222,328	$1,403,999	$1,485,023	$1,484,117
Preferred equity	(63,047)	(63,047)	(63,047)	(63,047)	(63,047)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(20,718)	(21,649)	(22,580)	(23,511)	(23,920)
Core deposit intangible	(7,570)	(8,158)	(8,746)	(9,335)	(9,923)

Tangible common equity	$1,101,160	$1,101,376	$1,281,528	$1,361,032	$1,359,129

Tangible Assets:
Total assets - GAAP	$12,787,450	$12,803,169	$13,005,876	$13,099,741	$13,139,747
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(20,718)	(21,649)	(22,580)	(23,511)	(23,920)
Core deposit intangible	(7,570)	(8,158)	(8,746)	(9,335)	(9,923)

Tangible assets	$12,731,064	$12,745,264	$12,946,452	$13,038,797	$13,077,806

Common shares outstanding	207,043	206,982	206,228	206,235	206,179

Tangible common equity ratio	8.65%	8.64%	9.90%	10.44%	10.39%
Tangible book value per common share	$5.32	$5.32	$6.21	$6.60	$6.59

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity based on current applicable bank regulatory requirements (known as “Basel 1”):

(Dollars in thousands)	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012

Tier 1 Common Equity:
Total equity - GAAP	$1,220,593	$1,222,328	$1,403,999	$1,485,023	$1,484,117
Qualifying preferred stock	(63,047)	(63,047)	(63,047)	(63,047)	(63,047)
Unrealized loss (gain) on available-for-sale securities (1)	58,485	40,142	(19,868)	(28,476)	(42,528)
Disallowed deferred tax asset (2)	(43)	-	-	-	(40)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(7,570)	(8,158)	(8,746)	(9,335)	(9,923)
Other disallowed assets	(410)	(569)	(2,515)	(4,032)	(4,155)
Tier 1 common equity	$1,179,910	$1,162,598	$1,281,725	$1,352,035	$1,336,326

Total risk-weighted assets	$9,402,910	$9,467,699	$9,721,502	$9,933,719	$10,026,572

Tier 1 common equity to risk-weighted assets ratio	12.55%	12.28%	13.18%	13.61%	13.33%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $7.7 million of the Corporation's deferred tax assets as of September 30, 2013 (June 30, 2013 - $10 million; March 31, 2013 - $10 million; December 31, 2012 - $11 million; September 30, 2012 - $12 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $43 thousand of such assets as of September 30, 2013 (June 30, 2013 - $0; March 31, 2013 - $0; December 31, 2012 - $0; September 30, 2012 - $40 thousand) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter-end date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $0.3 million of the Corporation's other net deferred tax liability as of September 30, 2013 (June 30, 2013 - $3 million; March 31, 2013 - $6 million; December 31, 2012 - $6 million; September 30, 2012 - $7 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Exposure to Puerto Rico Government

As of September 30, 2013, the Corporation had $326.7 million outstanding in credit facilities granted to the Puerto Rico Government, its municipalities and public corporations, compared to $250.4 million as of June 30, 2013. Approximately $199.0 million of the granted credit facilities consists of loans to municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. Approximately $79.6 million consists of loans to public corporations that obtain revenues from rates charged for services or products, such as electric power, and approximately $48.1 million consists of loans to units of the central government. Furthermore, the Corporation had $198.9 million outstanding in financings to the hotel industry in Puerto Rico guaranteed by the Puerto Rico Tourism Development Fund.

In addition, the Corporation had outstanding $71.0 million in obligations of the Puerto Rico government as part of its available for sale investment securities portfolio carried in books at its fair value of $49.2 million as of September 30, 2013, compared to $67.4 million as of June 30, 2013.

As of September 30, 2013, the Corporation had $584.1 million of public sector deposits in Puerto Rico. Approximately 25% come from municipalities in Puerto Rico and 75% come from public corporations and the central government.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Wednesday, October 23, 2013, at 11:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.firstbankpr.com or through a dial-in telephone number at (888) 317-6016 or (412) 317–6016 for international callers. Listeners are recommended to go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.firstbankpr.com, until October 23, 2014. A telephone replay will be available one hour after the end of the conference call through 9:00 a.m. Eastern time November 25, 2013, at (877) 344-7529 or (412) 317-0088 for international callers. The conference number is 10035905.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”) and the consent order dated June 2, 2010 that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “FDIC Order”) that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent, and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the New York Fed or the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs, and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefit of the deferred tax asset; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings, and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government; the risk that any portion of the unrealized losses in the Corporation’s investment portfolio is determined to be other-than-temporary, including unrealized losses on Puerto Rico government obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; the risk of losses in the value of investments in unconsolidated entities that the Corporation does not control; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with current applicable bank regulatory requirements (Basel 1). The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

A non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other than temporary impairment (OTTI) of investment securities, fair value adjustments on derivatives, and liabilities measured at fair value, equity in earnings or loss of unconsolidated entity as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value and on a tax-equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Financial measures adjusted to exclude the effect of the secondary offering costs, the credit card processing platform conversion costs, the bulk sales of assets and loans transferred to held for sale and the write-off of the collateral pledged to Lehman

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides additional measures of adjusted provision for loan and lease losses, adjusted non-interest income, adjusted non-interest expenses, adjusted provision for loan and lease losses to net charge-offs, adjusted net charge-offs, and adjusted net charge-offs to average loans to exclude the impact of the bulk sales of assets completed in each of the first two quarters of 2013, and the transfer of non-performing loans to held for sale in the first quarter of 2013. In addition, the Corporation discloses adjusted non-interest income excluding the write-off of the collateral pledged to Lehman recorded in the second quarter of 2013 and the loss related to the Corporation’s investment in unconsolidated entity, adjusted non-interest expenses excluding the costs associated with the secondary offering of the Corporation’s common stock by certain of the Corporation’s existing stockholders recorded in the third quarter of 2013, the costs associated with the conversion of the credit card processing platform, the expenses specifically related to the bulk sale of residential non-performing assets completed in the second quarter of 2013 and the impact of the national gross receipts tax that corresponded to the first quarter of 2013 but was recorded in the second quarter after enactment of Act 40. A measure of adjusted net income is also presented excluding the aforementioned adjustments related to the secondary offering and credit card processing platform conversion costs incurred in the third quarter as well as expenses specifically related to the bulk sale of assets in the second quarter and the Lehman collateral write-off recorded in the second quarter. Management believes that these non-GAAP measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The following table shows reconciliations of these non-GAAP financial measures to the corresponding measures calculated and presented in accordance with GAAP.

(Dollars in thousands)

2013 Third Quarter	As Reported (GAAP)	Secondary Offering Costs Impact	Credit Cards Processing Platform Conversion Costs	Equity in Loss of Unconsolidated Entity	Adjusted (Non-GAAP)

Non-interest income	$10,060	$-	$-	$5,908	$15,968

Non-interest expenses	$99,154	$1,669	$1,715	$-	$95,770

Net income	$15,940	$1,669	$1,715	$-	$19,324

Net income per common share	$0.08	$0.005	$0.005	$-	$0.09

(Dollars in thousands)
2013 Second Quarter	As Reported (GAAP)	Bulk Sale Transaction Impact	Write-off of collateral pledged to Lehman	Equity in Earnings of Unconsolidated Entity	National gross receipts tax (2)	Adjusted (Non-GAAP)

Total net charge-offs (1)	$128,948	$97,972	$-	$-	$-	$30,976
Total net charge-offs to average loans	5.25%					1.29%
Residential mortgage	103,418	97,941	-	-	-	5,477
Residential mortgage loans net charge-offs to average loans	14.78%					0.84%
Construction	2,368	31	-	-	-	2,337
Construction loans net charge-offs to average loans	3.43%					3.39%

Provision for loan and lease losses	$87,464	$67,890	$-	$-	$-	$19,574

Non-interest (loss) income	$(51,663)	$-	$66,574	$(648)	$-	$14,263

Non-interest expenses	$111,323	$4,962	$-	$-	$1,656	$104,705

Net (loss) income	$(122,583)	$(72,852)	$(66,574)	$-	$-	$16,843

Net (loss) income per common share	$(0.60)	$0.36	$0.32	$-	$-	$0.08

1 - Charge-off percentages annualized.
2 -Represents the impact of the national gross receipts tax corresponding to the first quarter of 2013, recorded during the second quarter after enactment.

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
(In thousands, except for share information)	September 30, 2013	June 30, 2013	December 31, 2012
ASSETS

Cash and due from banks	$623,019	$618,593	$730,016

Money market investments:
Time deposits with other financial institutions	300	300	505
Other short-term investments	201,065	216,074	216,330
Total money market investments	201,365	216,374	216,835

Investment securities available for sale, at fair value	2,047,330	1,990,788	1,731,077

Other equity securities	32,096	32,321	38,757

Total investment securities	2,079,426	2,023,109	1,769,834

Investment in unconsolidated entity	13,172	19,080	23,970

Loans, net of allowance for loan and lease losses of $289,379 (June 30, 2013 - $301,047; December 31, 2012 - $435,414)	9,219,255	9,144,739	9,618,700
Loans held for sale, at lower of cost or market	114,592	237,583	85,394
Total loans, net	9,333,847	9,382,322	9,704,094

Premises and equipment, net	172,371	174,429	181,363
Other real estate owned	133,284	139,257	185,764
Accrued interest receivable on loans and investments	49,848	54,636	51,671
Other assets	181,118	175,369	236,194
Total assets	$12,787,450	$12,803,169	$13,099,741

LIABILITIES

Deposits:
Non-interest-bearing deposits	$845,917	$938,318	$837,387
Interest-bearing deposits	9,108,280	9,039,327	9,027,159
Total deposits	9,954,197	9,977,645	9,864,546

Securities sold under agreements to repurchase	900,000	900,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	353,440	358,440	508,440
Other borrowings	231,959	231,959	231,959
Accounts payable and other liabilities	127,261	112,797	109,773
Total liabilities	11,566,857	11,580,841	11,614,718

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares; outstanding 2,521,872; aggregate liquidation value $63,047	63,047	63,047	63,047

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 207,588,787 (June 30, 2013 - 207,514,167; December 31, 2012 - 206,730,318 shares issued)	20,759	20,751	20,673
Less: Treasury stock (at par value)	(55)	(53)	(49)

Common stock outstanding, 207,042,785 shares outstanding (June 30, 2013 - 206,982,105; December 31, 2012 - 206,235,465 shares outstanding)	20,704	20,698	20,624
Additional paid-in capital	887,437	886,775	885,754
Retained earnings	307,890	291,950	487,166
Accumulated other comprehensive (loss) income	(58,485)	(40,142)	28,432
Total stockholders' equity	1,220,593	1,222,328	1,485,023
Total liabilities and stockholders' equity	$12,787,450	$12,803,169	$13,099,741

FIRST BANCORP
Condensed Consolidated Statements of Income (Loss)

	Quarter Ended			Nine-Month Period Ended
(In thousands, except per share information)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Net interest income:
Interest income	$162,203	$160,670	$166,964	$483,098	$472,723
Interest expense	31,298	33,782	41,461	100,812	136,649
Net interest income	130,905	126,888	125,503	382,286	336,074
Provision for loan and lease losses	22,195	87,464	28,952	220,782	90,033
Net interest income after provision for loan and lease losses	108,710	39,424	96,551	161,504	246,041

Non-interest income (loss):
Service charges on deposit accounts	3,157	3,098	3,267	9,635	9,754
Mortgage banking activities	3,521	4,823	4,728	12,924	13,260
Net loss on investments and impairments	-	(42)	(547)	(159)	(1,897)
Equity in (loss) earnings of unconsolidated entity	(5,908)	648	(2,199)	(10,798)	(10,926)
Impairment of collateral pledged to Lehman	-	(66,574)	-	(66,574)	-
Other non-interest income	9,290	6,384	9,877	26,998	27,432
Total non-interest income (loss)	10,060	(51,663)	15,126	(27,974)	37,623

Non-interest expenses:
Employees' compensation and benefits	32,823	33,116	31,058	99,493	93,770
Occupancy and equipment	15,134	14,946	15,208	45,150	46,065
Business promotion	3,538	3,831	4,004	10,726	10,026
Professional fees	11,840	13,735	7,469	36,707	19,768
Taxes, other than income taxes	4,693	6,239	3,499	13,921	10,350
Insurance and supervisory fees	11,513	12,699	13,023	37,018	39,333
Net loss on other real estate owned operations	7,052	14,829	8,686	29,191	18,915
Other non-interest expenses	12,561	11,928	8,896	36,281	25,751
Total non-interest expenses	99,154	111,323	91,843	308,487	263,978

Income (loss) before income taxes	19,616	(123,562)	19,834	(174,957)	19,686
Income tax (expense) benefit	(3,676)	979	(761)	(4,319)	(4,439)

Net income (loss)	$15,940	$(122,583)	$19,073	$(179,276)	$15,247

Net income (loss) attributable to common stockholders	$15,940	$(122,583)	$19,073	$(179,276)	$15,247

Earnings (loss) per common share:

Basic	$0.08	$(0.60)	$0.09	$(0.87)	$0.07
Diluted	$0.08	$(0.60)	$0.09	$(0.87)	$0.07

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 152 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

EXHIBIT A
Table 1 - Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended				Nine Month Period Ended
	September 30,	June 30,		September 30,	September 30,		September 30,
	2013	2013		2012	2013		2012
Condensed Income Statements:
Total interest income	$162,203	$160,670		$166,964	$483,098		$472,723
Total interest expense	31,298	33,782		41,461	100,812		136,649
Net interest income	130,905	126,888		125,503	382,286		336,074
Provision for loan and lease losses	22,195	87,464		28,952	220,782		90,033
Non-interest income (loss)	10,060	(51,663)		15,126	(27,974)		37,623
Non-interest expenses	99,154	111,323		91,843	308,487		263,978
Income (loss) before income taxes	19,616	(123,562)		19,834	(174,957)		19,686
Income tax (expense) benefit	(3,676)	979		(761)	(4,319)		(4,439)
Net income (loss)	15,940	(122,583)		19,073	(179,276)		15,247
Net income (loss) attributable to common stockholders	15,940	(122,583)		19,073	(179,276)		15,247

Per Common Share Results:
Net earnings (loss) per share basic	$0.08	$(0.60)		$0.09	$(0.87)		$0.07
Net earnings (loss) per share diluted	$0.08	$(0.60)		$0.09	$(0.87)		$0.07
Cash dividends declared	$-	$-		$-	$-		$-
Average shares outstanding	205,579	205,490		205,415	205,512		205,349
Average shares outstanding diluted	207,316	205,490		205,923	205,512		205,697
Book value per common share	$5.59	$5.60		$6.89	$5.59		$6.89
Tangible book value per common share (1)	$5.32	$5.32		$6.59	$5.32		$6.59

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.50	(3.80)		0.59	(1.86)		0.16
Interest Rate Spread (2)	4.15	3.91		3.77	3.94		3.31
Net Interest Margin (2)	4.34	4.12		4.02	4.15		3.59
Return on Average Total Equity	5.19	(35.65)		5.19	(17.65)		1.41
Return on Average Common Equity	5.47	(37.36)		5.43	(18.51)		1.47
Average Total Equity to Average Total Assets	9.68	10.66		11.37	10.56		11.20
Total capital	16.89	16.61		17.52	16.89		17.52
Tier 1 capital	15.61	15.32		16.20	15.61		16.20
Leverage	11.65	11.26		12.71	11.65		12.71
Tangible common equity ratio (1)	8.65	8.64		10.39	8.65		10.39
Tier 1 common equity to risk-weight assets (1)	12.55	12.28		13.33	12.55		13.33
Dividend payout ratio	-	-		-	-		-
Efficiency ratio (3)	70.34	147.99		65.31	87.07		70.64

Asset Quality:
Allowance for loan and lease losses to loans held for investment	3.04	3.19		4.37	3.04		4.37
Net charge-offs (annualized) to average loans	1.41	5.25	(4)	1.58	4.97	(4)	1.79
Provision for loan and lease losses to net charge-offs	65.54	67.83	(5)	71.36	60.19	(5)	65.04
Non-performing assets to total assets	5.68	5.87		9.58	5.68		9.58
Non-performing loans held for investment to total loans held for investment	5.24	5.36		9.89	5.24		9.89
Allowance to total non-performing loans held for investment	58.06	59.47		44.20	58.06		44.20
Allowance to total non-performing loans held for investment excluding residential real estate loans	81.20	80.87		64.84	81.20		64.84

Other Information:
Common Stock Price: End of period	$5.68	$7.08		$4.42	$5.68		$4.42

1- Non-GAAP measure. See pages 13-14 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding fair value valuations (Non-GAAP measure). See page 4 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

4- The net charge-offs to average loans ratio, excluding the impact associated with the bulk sales and the transfer of loans to held for sale, was 1.29% and 1.87% for the quarter ended June 30, 2013 and nine-month period ended September 30, 2013, respectively.

5- The provision for loan and lease losses to net charge-offs ratio, excluding the impact associated with the bulk sales and the transfer of loans to held for sale, was 63.19% and 66.07% for the quarter ended June 30, 2013 and nine-month period ended September 30, 2013, respectively.

Table 2 - Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
Quarter ended	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2013	2013	2012	2013	2013	2012	2013	2013	2012

Interest-earning assets:
Money market & other short-term investments	$639,285	$710,561	$553,283	$456	$499	$395	0.28%	0.28%	0.28%
Government obligations (2)	342,739	342,708	336,598	2,008	1,988	1,069	2.32%	2.33%	1.26%
Mortgage-backed securities	1,705,745	1,682,682	1,313,353	14,847	11,571	10,705	3.45%	2.76%	3.24%
Corporate bonds	-	-	959	-	-	16	0.00%	0.00%	6.64%
FHLB stock	30,884	31,348	33,131	311	322	318	4.00%	4.12%	3.82%
Equity securities	1,320	1,360	1,377	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,719,973	2,768,659	2,238,701	17,622	14,380	12,503	2.57%	2.08%	2.22%
Residential mortgage loans	2,580,758	2,799,369	2,815,261	37,273	37,411	37,897	5.73%	5.36%	5.36%
Construction loans	257,188	276,128	365,656	2,141	2,274	2,480	3.30%	3.30%	2.70%
C&I and commercial mortgage loans	4,755,518	4,710,448	5,151,641	48,971	48,551	52,514	4.09%	4.13%	4.06%
Finance leases	241,256	239,677	237,986	5,188	5,122	5,222	8.53%	8.57%	8.73%
Consumer loans	1,804,892	1,795,159	1,727,291	55,196	55,262	57,641	12.13%	12.35%	13.28%
Total loans (4) (5)	9,639,612	9,820,781	10,297,835	148,769	148,620	155,754	6.12%	6.07%	6.02%
Total interest-earning assets	$12,359,585	$12,589,440	$12,536,536	$166,391	$163,000	$168,257	5.34%	5.19%	5.34%

Interest-bearing liabilities:
Brokered CDs	$3,149,417	$3,311,165	$3,400,984	$8,295	$10,473	$15,435	1.04%	1.27%	1.81%
Other interest-bearing deposits	5,773,400	5,774,995	5,589,449	13,158	13,445	14,516	0.90%	0.93%	1.03%
Other borrowed funds	1,131,959	1,131,959	1,131,959	8,321	8,233	8,557	2.92%	2.92%	3.01%
FHLB advances	355,016	365,583	395,777	1,524	1,631	2,953	1.70%	1.79%	2.97%
Total interest-bearing liabilities (6)	$10,409,792	$10,583,702	$10,518,169	$31,298	$33,782	$41,461	1.19%	1.28%	1.57%
Net interest income				$135,093	$129,218	$126,796
Interest rate spread							4.15%	3.91%	3.77%
Net interest margin							4.34%	4.12%	4.02%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (39% for 2013; 30% for 2012) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $3.7 million, $3.5 million and $3.7 million for the quarters ended September 30, 2013, June 30, 2013, and September 30, 2012, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 - Year-To-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
Nine-Month Period Ended	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012	2013	2012

Interest-earning assets:
Money market & other short-term investments	$709,240	$570,639	$1,494	$1,220	0.28%	0.29%
Government obligations (2)	337,156	655,056	5,847	8,238	2.32%	1.68%
Mortgage-backed securities	1,642,080	1,099,082	35,933	26,506	2.93%	3.22%
Corporate bonds	-	1,609	-	76	0.00%	6.31%
FHLB stock	31,775	34,057	1,048	1,072	4.41%	4.20%
Equity securities	1,348	1,377	-	-	0.00%	0.00%
Total investments (3)	2,721,599	2,361,820	44,322	37,112	2.18%	2.10%
Residential mortgage loans	2,730,842	2,796,850	112,688	113,459	5.52%	5.42%
Construction loans	292,594	399,078	7,032	7,695	3.21%	2.58%
C&I and commercial mortgage loans	4,787,841	5,358,916	145,371	163,478	4.06%	4.07%
Finance leases	239,407	240,415	15,396	15,760	8.60%	8.76%
Consumer loans	1,793,811	1,494,873	166,002	139,588	12.37%	12.47%
Total loans (4) (5)	9,844,495	10,290,132	446,489	439,980	6.06%	5.71%
Total interest-earning assets	$12,566,094	$12,651,952	$490,811	$477,092	5.22%	5.04%

Interest-bearing liabilities:
Brokered CDs	$3,298,338	$3,503,304	$30,566	$52,971	1.24%	2.02%
Other interest-bearing deposits	5,740,514	5,550,100	40,349	47,203	0.94%	1.14%
Other borrowed funds	1,131,959	1,184,930	24,717	27,743	2.92%	3.13%
FHLB advances	376,847	368,137	5,180	9,222	1.84%	3.35%
Total interest-bearing liabilities (6)	$10,547,658	$10,606,471	$100,812	$137,139	1.28%	1.73%
Net interest income			$389,999	$339,953
Interest rate spread					3.94%	3.31%
Net interest margin					4.15%	3.59%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (39% for 2013; 30% for 2012) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $10.8 million, and $9.0 million for the nine-month periods ended September 30, 2013 and 2012, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 4 - Non-Interest Income

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2013	2013	2012	2013	2012

Service charges on deposit accounts	3,157	3,098	3,267	$9,635	$9,754
Mortgage banking activities	3,521	4,823	4,728	12,924	13,260
Insurance income	1,303	1,508	1,429	4,831	4,221
Broker-dealer income	-	-	20	-	2,630
Other operating income	7,987	4,876	8,428	22,167	20,581

Non-interest income before net loss on investments, equity in (loss) earnings of unconsolidated entity, and write-off of collateral pledged to Lehman	15,968	14,305	17,872	49,557	50,446

Proceeds from securities litigation settlement and other proceeds	-	-	10	-	36
OTTI on equity securities	-	(42)	-	(42)	-
OTTI on debt securities	-	-	(557)	(117)	(1,933)
Net loss on investments	-	(42)	(547)	(159)	(1,897)

Impairment - collateral pledged to Lehman	-	(66,574)	-	(66,574)	-
Equity in (loss) earnings of unconsolidated entity	(5,908)	648	(2,199)	(10,798)	(10,926)
	$10,060	$(51,663)	$15,126	$(27,974)	$37,623

Table 5 - Non-Interest Expenses

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2013	2013	2012	2013	2012

Employees' compensation and benefits	$32,823	$33,116	$31,058	$99,493	$93,770
Occupancy and equipment	15,134	14,946	15,208	45,150	46,065
Deposit insurance premium	10,479	11,430	11,657	33,426	35,626
Other insurance and supervisory fees	1,034	1,269	1,366	3,592	3,707
Taxes, other than income taxes	4,693	6,239	3,499	13,921	10,350
Professional fees:
Collections, appraisals and other credit related fees	2,780	2,520	2,250	7,224	5,670
Outsourcing technology services	4,338	4,258	1,311	9,942	3,390
Bulk sales professional fees	-	3,060	-	6,938	-
Terminated preferred stock professional fees	-	115	-	1,196	-
Secondary offering professional fees	390	-	-	390	-
Other professional fees	4,332	3,782	3,908	11,017	10,708
Credit and debit card processing expenses	2,682	2,281	2,574	8,040	3,516
Business promotion	3,478	3,831	4,004	10,666	10,026
Communications	1,866	1,885	1,797	5,565	5,276
Net loss on REO operations	7,052	14,829	8,686	29,191	18,915
Secondary offering other costs	1,279	-	-	1,279	-
Other	6,794	7,762	4,525	21,457	16,959
Total	$99,154	$111,323	$91,843	$308,487	$263,978

Table 6 - Selected Balance Sheet Data

(In thousands)	As of
	September 30,	June 30,	December 31,
	2013	2013	2012
Balance Sheet Data:
Loans, including loans held for sale	$9,623,226	$9,683,369	$10,139,508
Allowance for loan and lease losses	289,379	301,047	435,414
Money market and investment securities	2,280,790	2,239,483	1,986,669
Intangible assets	56,386	57,905	60,944
Deferred tax asset, net	7,436	6,598	4,867
Total assets	12,787,450	12,803,169	13,099,741
Deposits	9,954,197	9,977,645	9,864,546
Borrowings	1,485,399	1,490,399	1,640,399
Total preferred equity	63,047	63,047	63,047
Total common equity	1,216,031	1,199,423	1,393,546
Accumulated other comprehensive income, net of tax	(58,485)	(40,142)	28,430
Total equity	1,220,593	1,222,328	1,485,023

Table 7 - Consolidated Loan Portfolio

(In thousands)	As of
	September 30,	June 30,	December 31,
	2013	2013	2012

Residential mortgage loans	$2,519,457	$2,511,206	$2,747,217

Commercial loans:
Construction loans (1)	163,610	194,912	361,875
Commercial mortgage loans (1)	1,857,794	1,916,509	1,883,798
Commercial and Industrial loans (1)	2,663,793	2,527,431	2,793,157
Loans to local financial institutions collateralized by real estate mortgages	244,554	248,360	255,390
Commercial loans	4,929,751	4,887,212	5,294,220

Finance leases	243,553	241,675	236,926

Consumer loans	1,815,873	1,805,693	1,775,751
Loans held for investment	9,508,634	9,445,786	10,054,114
Loans held for sale	114,592	237,583	85,394
Total loans	$9,623,226	$9,683,369	$10,139,508

(1) During the second quarter of 2013, after a comprehensive review of substantially all of the loans in our commercial portfolios, the classification of certain loans was revised to more accurately depict the nature of the underlying loans. This reclassification resulted in a net increase of $269.0 million in commercial mortgage loans, since the principal source of repayment for such loans is derived primarily from the operation of the underlying real estate, with a corresponding decrease of $246.8 million in commercial and industrial loans and a $22.2 million decrease in construction loans. The Corporation evaluated the impact of this reclassification on the provision for loan losses and determined that the effect of this adjustment was not material to any previously reported results.

Table 8 - Loan Portfolio by Geography

(In thousands)	As of September 30, 2013
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$1,883,682	$351,176	$284,599	$2,519,457

Commercial loans:
Construction loans	100,946	35,121	27,543	163,610
Commercial mortgage loans	1,471,657	75,199	310,938	1,857,794
Commercial and Industrial loans	2,388,848	105,847	169,098	2,663,793
Loans to a local financial institution collateralized by real estate mortgages	244,554	-	-	244,554
Commercial loans	4,206,005	216,167	507,579	4,929,751

Finance leases	243,553	-	-	243,553

Consumer loans	1,736,052	49,616	30,205	1,815,873
Loans held for investment	8,069,292	616,959	822,383	9,508,634

Loans held for sale	74,012	40,580	-	114,592
Total loans	$8,143,304	$657,539	$822,383	$9,623,226

Table 9 - Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	December 31,
	2013	2013	2012
Non-performing loans held for investment:
Residential mortgage	$142,002	$133,937	$313,626
Commercial mortgage	127,374	136,737	214,780
Commercial and Industrial	127,584	131,906	230,090
Construction	64,241	68,204	178,190
Consumer and Finance leases	37,184	35,416	38,875
Total non-performing loans held for investment	498,385	506,200	975,561

REO	133,284	139,257	185,764
Other repossessed property	14,125	11,503	10,107
Other assets (1)	-	-	64,543
Total non-performing assets, excluding loans held for sale	$645,794	$656,960	$1,235,975

Non-performing loans held for sale	80,234	94,951	2,243
Total non-performing assets, including loans held for sale (2)	$726,028	$751,911	$1,238,218

Past-due loans 90 days and still accruing	$127,735	$113,061	$142,012
Allowance for loan and lease losses	$289,379	$301,047	$435,414
Allowance to total non-performing loans held for investment	58.06%	59.47%	44.63%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	81.20%	80.87%	65.78%

(1) Collateral pledged to Lehman Brothers, Inc.
(2)Amount excludes purchased credit impaired loans with a carrying value as of September 30, 2013 of approximately $6.0 million acquired as part of the credit card portfolio acquired from FIA.

Table 10 - Non-Performing Assets by Geography

(In thousands)	September 30,	June 30,	December 31,
	2013	2013	2012
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$119,763	$110,929	$281,086
Commercial mortgage	93,593	100,459	172,534
Commercial and Industrial	121,646	124,596	215,985
Construction	45,016	46,273	99,383
Finance leases	2,603	2,801	3,182
Consumer	31,547	28,953	32,529
Total non-performing loans held for investment	414,168	414,011	804,699

REO	104,574	108,507	145,683
Other repossessed property	14,037	11,417	10,070
Investment securities	-	-	64,543
Total non-performing assets, excluding loans held for sale	$532,779	$533,935	$1,024,995
Non-performing loans held for sale	40,229	54,946	2,243
Total non-performing assets, including loans held for sale (1)	$573,008	$588,881	$1,027,238
Past-due loans 90 days and still accruing	$123,848	$111,331	$137,288

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$8,821	$9,465	$18,054
Commercial mortgage	8,136	5,651	11,232
Commercial and Industrial	5,938	7,310	12,905
Construction	15,063	17,271	72,648
Consumer	811	753	804
Total non-performing loans held for investment	38,769	40,450	115,643

REO	18,166	18,624	24,260
Other repossessed property	25	45	17
Total non-performing assets, excluding loans held for sale	$56,960	$59,119	$139,920
Non-performing loans held for sale	40,005	40,005	-
Total non-performing assets, including loans held for sale	$96,965	$99,124	$139,920
Past-due loans 90 days and still accruing	$3,887	$1,730	$4,068

United States:
Non-performing loans held for investment:
Residential mortgage	$13,418	$13,543	$14,486
Commercial mortgage	25,645	30,627	31,014
Commercial and Industrial	-	-	1,200
Construction	4,162	4,660	6,159
Consumer	2,223	2,909	2,360
Total non-performing loans held for investment	45,448	51,739	55,219

REO	10,544	12,126	15,821
Other repossessed property	63	41	20
Total non-performing assets, excluding loans held for sale	$56,055	$63,906	$71,060
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$56,055	$63,906	$71,060
Past-due loans 90 days and still accruing	$-	$-	$656

(1) Amount excludes purchased credit impaired loans with a carrying value as of September 30, 2013 of approximately $6.0 million acquired as part of the credit card portfolio acquired from FIA.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended				Nine-Month Period Ended
(Dollars in thousands)	September 30,	June 30,		September 30,	September 30,		September 30,
	2013	2013		2012	2013		2012

Allowance for loan and lease losses, beginning of period	$301,047	$342,531		$457,153	$435,414		$493,917
Provision for loan and lease losses	22,195	87,464	(1)	28,952	220,782	(5)	90,033
Net charge-offs of loans:
Residential mortgage	(8,457)	(103,418)	(2)	(7,358)	(123,455)	(6)	(27,300)
Commercial mortgage	(5,918)	(3,253)		(5,002)	(65,207)	(7)	(14,867)
Commercial and Industrial	(5,718)	(5,520)		(12,261)	(96,067)	(8)	(33,315)
Construction	71	(2,368)	(3)	(8,326)	(40,812)	(9)	(38,904)
Consumer and finance leases	(13,841)	(14,389)		(7,627)	(41,276)		(24,033)
Net charge-offs	(33,863)	(128,948)	(4)	(40,574)	(366,817)	(10)	(138,419)
Allowance for loan and lease losses, end of period	$289,379	$301,047		$445,531	$289,379		$445,531

Allowance for loan and lease losses to period end total loans held for investment	3.04%	3.19%		4.37%	3.04%		4.37%
Net charge-offs (annualized) to average loans outstanding during the period	1.41%	5.25%		1.58%	4.97%		1.79%
Net charge-offs (annualized), excluding charge-offs related to loans sold and loans transferred to held for sale, to average loans outstanding during the period	1.41%	1.29%		1.58%	1.87%		1.79%
Provision for loan and lease losses to net charge-offs during the period	0.66x	0.68x		0.71x	0.60x		0.65x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of loans sold and the transfer of loans to held for sale	0.66x	0.63x		0.71x	0.66x		0.65x

(1) Includes provision of $67.9 million associated with the bulk sale of non-performing residential assets.
(2) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets.
(3) Includes net charge-offs totaling $31 thousand associated with the bulk sale of non-performing residential assets.
(4) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets.
(5) Includes provision of $132.0 million associated with the bulk sales and the transfer of loans to held for sale.
(6) Includes net charge-offs totaling $99.0 million associated with the bulk sales.
(7) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(8) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(9) Includes net charge-offs of $34.2 million associated with the bulk sales and the transfer of loans to held for sale.
(10) Includes net charge-offs of $232.4 million associated with the bulk sales and the transfer of loans to held for sale.

Table 12 – Net Charge-Offs to Average Loans

	Nine-Month Period Ended		Year ended
	September 30,		December 31,	December 31,	December 31,		December 31,
	2013		2012	2011	2010		2009

Residential mortgage	6.03%	(1)	1.40%	1.32%	1.80%	(6)	0.82%

Commercial mortgage	4.80%	(2)	3.43%	3.21%	5.02%	(7)	1.64%

Commercial and Industrial	4.30%	(3)	1.62%	1.57%	2.16%	(8)	0.72%

Construction	18.60%	(4)	23.29%	16.33%	23.80%	(9)	11.54%

Consumer and finance leases	2.71%		2.43%	2.33%	2.98%		3.05%

Total loans	4.97%	(5)	2.84%	2.68%	4.76%	(10)	2.48%

(1) Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.26%.

(2) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.81%.

(3) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.33%.
(4) Includes net charge-offs of $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loans net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 3.50%.
(5) Includes net charge-offs of $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.87%.
(6) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(7) Includes net charge-offs totaling $29.5 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.38%.
(8) Includes net charge-offs totaling $8.6 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 1.98%.
(9) Includes net charge-offs totaling $127.0 million associated with the transfer of loans to held for sale in the fourth quarter of 2010.The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 18.93%.
(10) Includes net charge-offs totaling $165.1 million associated with the tranfer of loans to held for sale in the fourth quarter of 2010. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.60%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000, ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com